Exhibit 10.01

EXECUTION VERSION
FORBEARANCE AGREEMENT
This FORBEARANCE AGREEMENT (this "Agreement"), dated as of February 28, 2020, is by and among AMYRIS, INC., a Delaware corporation ("Company"), each "Subsidiary Guarantor" party to the November Credit Agreement defined below (together with Company, each a "Loan Party" and, collectively, the "Loan Parties"), and SCHOTTENFELD OPPORTUNITIES FUND II, L.P. ("SOF II"), KOYOTE TRADING, LLC ("Koyote"), and Phase Five Partners, LP ("Phase Five", together with SOF and Koyote, each, individually, a "Lender", and collectively, the "Lenders").
R E C I T A L S:
WHEREAS, (i) Company and Koyote are parties that certain Credit Agreement dated on or about September 10, 2019 (the "September Koyote Credit Agreement"); (ii) Company and Phase Five are parties to that certain Credit Agreement dated on or about September 10, 2019 (the "September Phase Five Credit Agreement"); (iii) Company and SOF II are parties to that certain Credit Agreement dated on or about September 10, 2019 (the "September SOF II Credit Agreement", and collectively with the September Koyote Credit Agreement and the September Phase Five Credit Agreement, the "September Credit Agreements" and the promissory notes issued thereunder, the "September Notes"); and (iv) Company, the other Loan Parties, and SOF II and Phase Five are parties to that certain Credit and Security Agreement dated on or about November 14, 2019 (the “November Credit Agreement”, and the promissory notes issued thereunder the "November Notes", and collectively with the September Koyote Credit Agreement, the September Phase Five Credit Agreement, and the September SOF II Credit Agreement, as further amended, restated, supplemented or otherwise modified from time to time, each a "Credit Agreement" and collectively the "Credit Agreements");
WHEREAS, in respect of certain Events of Default existing on December 20, 2019 and certain Events of Default that were, as of December 20, 2019, anticipated to arise prior to January 31, 2020, the Company, the other Loan Parties, and the Lenders entered into that certain Forbearance Agreement dated as of December 20, 2019 (the "Prior Forbearance Agreement");
WHEREAS, the "Forbearance Period" as defined under the Prior Forbearance Agreement ended on December 31, 2019, as a result of, among other things, the failure of DSM Finance B.V. to have entered into an agreement effective on or before December 31, 2019 to forbear on substantially the same terms as the Prior Forbearance Agreement;
WHEREAS, as of the date hereof, each of the Specified Defaults (as defined below) has occurred and is expected to be continuing;
WHEREAS, Company has requested that, subject to the terms and conditions of this Agreement, Lenders forbear from exercising their rights as a result of such Specified Defaults (as defined below); and
WHEREAS, Lenders are willing to agree to forbear from exercising certain of their rights and remedies solely for the period and on the terms and conditions specified herein;

Exhibit 10.01

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties, and covenants contained herein, the parties hereto agree as follows:
1.     DEFINITIONS
1.1    Interpretation. All capitalized terms used herein (including the recitals hereto) will have the respective meanings ascribed thereto in the November Credit Agreement unless otherwise defined herein. The foregoing recitals, together with all exhibits attached hereto, if any, are incorporated by this reference and made a part of this Agreement. Unless otherwise provided herein, all section and exhibit references herein are to the corresponding sections and exhibits of this Agreement.
1.2    Additional Definitions. As used herein, the following terms will have the respective meanings given to them below:
(a)     "Forbearance Effective Date" means the date that all of the conditions precedent set forth in Section 6(b) hereof have been satisfied, but only if each and every one of the following occurs as of such date: (i) such date occurs on or prior to February 28, 2020; (ii) as of such date, no Event of Default has occurred or exists, other than the Specified Defaults; and (iii) as of such date, no Termination Event has occurred.
(b)    "Forbearance Period" means the period commencing on the Forbearance Effective Date and ending on the date which is the earliest of (i) the date sixty (60) days following the date of this Agreement, (ii) upon written notice from and at the election of any Lender in its sole discretion, the occurrence or existence of any Event of Default, other than the Specified Defaults, or (iii) the occurrence of any Termination Event.
(c) "Specified Default" means: (a) Loan Parties' failure to pay on or before January 15, 2020 all principal and accrued interest on the November Notes; (b) the occurrence of an Event of Default arising under clause 3(a)(ii) of each of the November Notes as a result of the Company’s failure, on or before December 15, 2019, to convert or exchange at least $60,000,000, but not less than 100%, of the Junior Foris Indebtedness into equity in the Company; (c) the occurrence of an Event of Default arising under clause 3(a)(ix) of each of the November Notes and under clause 3(a)(viii) of each of the September Notes, in each case, in respect of the Foris LSA and the Naxyris LSA; (d) the occurrence of an Event of Default arising as a result of Loan Parties' failure to pay on or before December 31, 2019 (1) all accrued and unpaid interest through December 31, 2019 pursuant to the Koyote September Credit Agreement; (2) all accrued and unpaid interest through December 31, 2019 pursuant to the Phase Five September Credit Agreement; and (3) all accrued and unpaid interest through December 31, 2019 pursuant to the SOF II September Credit Agreement; (e) the occurrence of an Event of Default arising under clause 3(a)(ix) of each of the November Notes and clause 3(a)(viii) of the Koyote September Note and the Phase Five September Note in respect of the Event of Default described in clause (d)(3) of this definition; (f) the occurrence of an Event of Default arising under clause 3(a)(ii) of each of the November Notes as a result of the Company’s failure to consummate the Significant Financing no later than January 15, 2020 and (g) the occurrence of an Event of Default arising under clause 3(a)(iii) of each

Exhibit 10.01

of the November Notes and clause 3(a)(ii) of each of the September Notes pursuant as a result of the failure by the Company to give notice to the Lenders, as applicable, under clause 3(b) of each of the November Notes and each of the September Notes, of any of the foregoing.
(d)    "Termination Event" means (i) the initiation of any action by any Loan Party or any other Person to invalidate or limit the enforceability of any of the acknowledgments set forth in Section 2 hereof, the release set forth in Section 7.6 hereof or the covenant not to sue set forth in Section 7.7 hereof, (ii) the occurrence of an Event of Default under clause (iv) or clause (v) of Section 3 of any of the November Notes or under clause (iii) or (iv) of Section 3 of any of the September Notes, or (iii) a default occurs under under Section 4.3 of this Agreement.
2.    ACKNOWLEDGMENTS
2.1    Acknowledgment of Obligations and Guaranteed Obligations. Loan Parties hereby acknowledge, confirm, and agree that as of the date hereof, Loan Parties are indebted to
2.1.1    Koyote in respect of the Koyote September Credit Agreement in the principal amount of $1,500,000;
2.1.2     Phase Five in respect of the Phase Five September Credit Agreement in the principal amount of $500,000;
2.1.3    SOF II in respect of the SOF II September Credit Agreement in the principal amount of $10,500,000;
2.1.4    Phase Five in respect of the November Credit Agreement in the principal amount of $250,000; and
2.1.5    SOF II in respect of the November Credit Agreement in the principal amount of $7,600,000;
in addition to, in each of the foregoing instances, interest (which interest has accrued at the Default Rate (as such term is defined in each of the November Notes and each of the September Notes) from and after December 15, 2019 (in the case of each of the November Notes) and from and after December 16, 2019 (in the case of each of the September Notes)), expenses, fees and other Obligations and Guaranteed Obligations.  Each Loan Party hereby acknowledges, confirms, and agrees that all Obligations and Guaranteed Obligations, including interest accrued and accruing thereon, and all fees, costs, expenses, and other charges now or hereafter payable to the respective Lender set forth above, in each case in accordance with the terms of the Loan Documents, are unconditionally owing by such Loan Party and the other Loan Parties, jointly and severally, without offset, defense, or counterclaim of any kind, nature, or description whatsoever.
2.2    Ratification; Reaffirmation. Loan Parties hereby reaffirm the Credit Agreements and other Loan Documents to which each of them is a party, and ratify the

Exhibit 10.01

Credit Agreements and such other Loan Documents to which each of them is a party, as amended, restated, modified, and/or supplemented. Loan Parties hereby ratify, affirm, reaffirm, acknowledge, confirm and agree that (a) the prior grant or grants of Liens and guarantees in favor of Lenders in Loan Parties' properties and assets, whether under the November Credit Agreement or under any Loan Document to which any Loan Party is a party, shall also be for the benefit of Lenders and in respect of the Obligations and Guaranteed Obligations under the Credit Agreements and the other Loan Documents; (b) all of Loan Parties' obligations owing to Lenders under the Credit Agreements and the other Loan Documents, and all prior grants of Liens and guarantees in favor of Lenders under the November Credit Agreement and each other Loan Document are hereby reaffirmed; and (c) the Credit Agreements and other Loan Documents to which each Loan Party is a party are the legal, valid and binding obligations of each Loan Party and are enforceable against each Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.
3.    FORBEARANCE IN RESPECT OF SPECIFIED DEFAULT
3.1    Acknowledgment of Default. Loan Parties hereby acknowledge and agree that the Specified Default has occurred, is continuing, and is expected to be continuing, which constitutes an Event of Default and entitles each Lender to exercise its respective rights and remedies under the Credit Agreements and the other Loan Documents, applicable law, or otherwise. Each Loan Party represents and warrants that as of the date hereof, it is not aware of (a) any existing Event of Default other than the Specified Default, and (b) any prospective Event of Default other than the continuance of the Specified Default. Loan Parties hereby acknowledge and agree that (i) the November Notes have matured and that all Obligations and Guaranteed Obligations thereunder are now due and payable and are accruing interest at the default rate set forth therein; (ii) the Obligations under the September Notes are accruing interest at the default rate set forth therein; and (iii) that Lenders have the exercisable right to declare the Obligations and the Guaranteed Obligations in respect of the September Notes to be immediately due and payable under the terms of the September Credit Agreements and the other Loan Documents based on the Specified Default, without any need for any further notice, action, or demand and notwithstanding Section 3.2 of this Agreement or otherwise.
3.2    Forbearance. This Section 3.2 shall become effective only upon the timely satisfaction of the conditions set forth in Section 6(b) hereof on or before February 28, 2020.
(a)    In reliance upon the representations, warranties, and covenants of Loan Parties contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, each Lender agrees to forbear during the Forbearance Period from exercising its respective rights and remedies under the Credit Agreements, the other Loan Documents, and applicable law in respect of the Specified Default.

Exhibit 10.01

(b)    Upon the expiration or termination of the Forbearance Period, the agreement of Lenders to forbear will automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit each Lender to exercise immediately all rights and remedies under the Credit Agreements and the other Loan Documents and applicable law, including, but not limited to, accelerating all of the then-unmatured Obligations and Guaranteed Obligations under the September Credit Agreements and the other Loan Documents, in all events, without any further notice to Loan Parties, passage of time, or forbearance of any kind.
3.3    No Waivers; Reservation of Rights.
(a)    No Lender has waived, no Lender is by this Agreement waiving, and no Lender has any intention of waiving, any Events of Default which may be continuing on the date hereof or on the Forbearance Effective Date or any Events of Default which may occur after the date hereof or after the Forbearance Effective Date, and no Lender has agreed to forbear with respect to any of its rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Specified Default to the extent expressly set forth herein) occurring at any time.
(b)    Subject to, if the Forbearance Period is then applicable, Section 3.2 above (solely with respect to the Specified Default), each Lender reserves the right, in its discretion, to exercise any or all of its rights and remedies under the Credit Agreements and the other Loan Documents as a result of any other Events of Default occurring at any time. No Lender has waived any of such rights or remedies, and nothing in this Agreement, and no delay on their part in exercising any such rights or remedies, may or will be construed as a waiver of any such rights or remedies.
(c)    In the event that the Forbearance Effective Date has not occurred on or before February 28, 2020, Section 3.2 (Forbearance) shall be deemed null and void from inception and shall never become effective and the Forbearance Period shall never begin, and notwithstanding the foregoing, the remaining provisions of this Agreement (other than Section 3.2) shall remain effective and shall continue in full force and effect.
3.4    Additional Events of Default. The parties hereto acknowledge, confirm, and agree that each of: (a) any misrepresentation by any Loan Party or any failure of any Loan Party to comply with the covenants, conditions and agreements contained in this Agreement; and (b) breach by the Company of any of its obligations under the Common Stock Purchase Warrants issued by the Company to the holders of the September Notes on September 10, 2019 (the “September Warrants”) or the Common Stock Purchase Warrants issued by the Company to the holders of the November Notes on November 14, 2019 (the “November Warrants”, together with the September Warrants, the “Warrants”), each as amended as contemplated by Section 6(b)(i) hereof, will constitute an immediate default under this Agreement and an immediate Event of Default under the Credit Agreements and the other Loan Documents. Notwithstanding the existence of the Forbearance Period, in the event that any Person, other than a Lender, at any time exercises for any reason (including, without limitation, by reason of any present or future Event of Default, or otherwise) any of its rights or remedies against any Loan Party or

Exhibit 10.01

any other obligor providing credit support for the Obligations and Guaranteed Obligations, or against any Loan Party's or such other obligor's properties or assets, in each case, of the type that would constitute an Event of Default under the terms and provisions of the Credit Agreements and the other Loan Documents, then such occurrence shall also be deemed to constitute an immediate Event of Default hereunder and under the Credit Agreements and the other Loan Documents.
4.    COVENANTS
4.1    Notwithstanding anything in the Credit Agreements or any other Loan Documents to the contrary, prior to, during, and following the Forbearance Period, Loan Parties shall comply with all limitations, restrictions, or prohibitions that would otherwise be effective or applicable under the Credit Agreements or any of the other Loan Documents prior to or during the continuance of any Event of Default, and any right or action of any Loan Party set forth in the Credit Agreements or the other Loan Documents that is conditioned on the absence of any Event of Default may not be exercised or taken as a result of the Specified Default.
4.2 The Company shall within one Business Day after the date hereof, by a current report on Form 8-K, in form reasonably satisfactory to Lenders, disclose the terms of the transactions contemplated under this Agreement, together with any material non-public information disclosed to Lenders as of the date of such press release or filing.
4.3 The Loan Parties shall pay in cash or immediately available funds of all fees and expenses owed to Brown Rudnick LLP as counsel to the Lenders no later than March 5, 2020.
4.4 In consideration of Lenders' agreements hereunder, the Company agrees that, if the Forbearance Effective Date has occurred, the Lenders thereupon shall have fully and irrevocably earned, as of the date thereof, a late fee to become due and payable in the event that any Obligations under the November Notes have not been paid in full and in cash or other immediately available funds on or before the last day of the Forbearance Period, such late fee to be equal to five percent (5.00%) of the amount of the Obligations outstanding under the November Notes as of such last day of the Forbearance Period (inclusive of principal, interest, fees, and expenses) and such late fee to become fully due and payable in cash or other immediately available funds on the last day of the Forbearance Period, to be allocated among the Lenders pro rata based on the amount of the Obligations payable to them; the payment or acceptance of such amount shall not in any event constitute an agreement to any postponement of the maturity or due date of any Obligation.
4.5 The Company shall pay on or prior to the earliest to occur of (a) April 19, 2020; or (b) the last day of the Forbearance Period, in cash or immediately available funds, an amount equal to (x) all interest due pursuant to the November Notes and the September Notes as of the date of this Agreement (after giving effect to the payment of $150,000 of such unpaid interest made on the date of this Agreement pursuant to Section 6(a)(ii)) (which interest has accrued at the Default Rate (as such term is defined in each of the November Notes and each of the September Notes) from and after December 15, 2019 (in the case of each of the November Notes) and from and after December 16, 2019 (in the case of each of the September Notes)), plus (y) all interest accruing on such unpaid interest (after giving effect to the payment of $150,000 of

Exhibit 10.01

such unpaid interest made on the date of this Agreement pursuant to Section 6(a)(ii)) the from the date hereof through the date of such payment (which interest shall accrue at the previously described Default Rates) plus (z) all interest that has accrued on account of the November Notes and the September Notes from the date hereof through the date of such payment (which interest shall accrue at the previously described Default Rates).
4.6 The Company shall pay to the Lenders on or prior to the earliest to occur of (a) April 19, 2020, or (b) the last day of the Forbearance Period, in cash or immediately available funds (to be allocated among them pro rata based on the amount of the Obligations payable to them as of the date of such payment), as partial consideration for Lenders’ agreements hereunder, a forbearance fee in the amount of One Hundred Fifty Thousand Dollars ($150,000), which fee shall be fully, unconditionally, and irrevocably earned, as of the date hereof.
5.    REPRESENTATIONS AND WARRANTIES
5.1    Representations in the Credit Agreements and the other Loan Documents. Each of the Loan Parties hereby reaffirms to Lenders each of the representations, warranties, covenants and agreements set forth in the Credit Agreements and the other Loan Documents to which it is a party with the same force and effect as if each were separately stated herein and made as of the date hereof to Lenders, except to the extent that any representation or warranty is (a) expressly stated to relate to a specific earlier date or period, in which case such representation and warranty shall be true and correct as of such earlier date or period, or (b) not true and correct due to the Specified Default. Loan Parties further represent and warrant that, as of the date hereof, there are no counterclaims, defenses or offsets of any nature whatsoever to the Obligations, the Guaranteed Obligations, or any of the Loan Documents and that, as of the date hereof no Event of Default has occurred or exists under any of the Loan Documents, other than the Specified Default.
5.2    Binding Effect of Documents. Each Loan Party hereby represents, warrants, and covenants that this Agreement (a) has been duly authorized, executed, and delivered to Lenders by such Loan Party, is enforceable in accordance with its terms, and is in full force and effect and (b) constitutes a Loan Document.
5.3    No Conflict. Each Loan Party hereby represents, warrants, and covenants that the execution, delivery, and performance of this Agreement by such Loan Party will not violate any requirement of law or contractual obligation of such Loan Party where any such violation could individually or in the aggregate reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their properties or revenues (other than Liens in favor of Lenders or Permitted Liens).
6.    CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT
(a) The terms and provisions of this Agreement, other than those set forth in Section 3.2 (Forbearance) hereof, will be effective immediately upon satisfaction or existence of all of the following conditions:

Exhibit 10.01

(i) Lenders shall have received a fully executed copy of this Agreement;
(ii) The Company shall have paid to the Lenders (to be allocated among the Lenders pro rata based on the accrued and unpaid interest payable to them as of the date hereof), in cash or immediately available funds, an amount equal to One Hundred Fifty Thousand Dollars ($150,000) as a partial payment of the interest that has accrued pursuant to the November Notes and the September Notes as of the date of this Agreement (which interest has accrued at the Default Rate (as such term is defined in each of the November Notes and each of the September Notes) from and after December 15, 2019 (in the case of each of the November Notes) and from and after December 16, 2019 (in the case of each of the September Notes);
(iii) [Reserved]; and
(iv) No Event of Default and no event which, upon notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing, other than the Specified Default.
(b) Section 3.2 (Forbearance) hereof shall not take effect, the Forbearance Effective Date shall not occur, and the Forbearance Period shall not begin, unless and until, on or before the close of business on February 28, 2020, each of the following shall have occurred and/or been delivered to Lenders, in form and substance satisfactory to Lenders, and as of such date:
(i) The Warrants shall be amended to (A) reduce the "Exercise Price" of each Warrant to $2.87 per share, and (B) with respect to the November Warrants, require the Company, at its expense, to register for resale by the holders the increased number of warrant shares on the terms provided in the November Warrants except replacing the clauses "Within 120 calendar days of the date hereof" and "within 180 calendar days following the date hereof" in Section 5(e) thereof with " within 30 days of the date of filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”)" and "within 90 days (120 days if subject to review by the Securities and Exchange Commission) of the date of filing of the Form 10-K," respectively;
(ii) Lenders shall have received a fully executed copy of an agreement to forbear on substantially the same terms as this Agreement, or on terms otherwise acceptable to the Lenders, by (A) Naxyris S.A., (B) Foris Ventures, LLC; (C) DSM Finance B.V., and (D) the holders of the Company’s senior convertible notes due 2022;
(iii) [Reserved];
(iv) The Company shall have certified to the Lenders that all defaults under all indebtedness of the Company for borrowed money, secured and unsecured, have been cured or waived, or that the lenders thereunder have agreed to forebear exercising any of their rights and remedies, together with evidence thereof, in form and substance acceptable to the Lenders;

Exhibit 10.01

(v) [Reserved];
(vi) Lenders shall have received from each Loan Party evidence of its corporate or company authority to execute, deliver, and perform its obligations under this Agreement and all other agreements and documents executed in connection therewith;
(vii) payment by Loan Parties to Lenders in cash or immediately available funds of all fees and expenses owed to Lenders as of such date pursuant to the terms of each of the Credit Agreements and this Agreement;
(viii) the Loan Parties have timely and fully complied with all of their covenants under this Agreement;
(ix) no Termination Event has occurred;
(x) each of the representations, warranties, covenants and agreements set forth herein shall be true as of the Forbearance Effective Date, with the same force and effect as if each were separately stated on such date and made as of such date to Lenders; and
(xi) no Event of Default and no event which, upon notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing, other than the Specified Default.
(c) Without regard to whether the Forbearance Effective Date has occurred (or ever occurs), all of the provisions of this Agreement (other than Section 3.2) shall be and remain fully effective from and after the effectiveness of this Agreement pursuant to Section 6(a) hereof.
7.    MISCELLANEOUS
7.1 Continuing Effect of Loan Documents. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders under their respective Credit Agreement or any other Loan Document, nor constitute a waiver of any provision of any of the Loan Documents. In the event of a conflict between or among the terms, covenants, conditions or provisions of this Agreement, the Credit Agreements, or any other Loan Document, as each may be amended, Lenders may elect to enforce from time to time those provisions that would afford Lenders the maximum financial benefits and security for the Obligations and Guaranteed Obligations and/or provide Lenders the maximum assurance of payment of the Obligations and Guaranteed Obligations in full. The Credit Agreements and this Agreement will be read and construed as one agreement.
7.2    Costs and Expenses. Loan Parties shall, jointly and severally, pay all reasonable and documented out-of-pocket expenses and costs of Lenders (including, without limitation, the reasonable and documented attorney fees of counsel for Lenders and expenses of counsel for Lenders) in connection with the preparation, negotiation, execution and approval of this Agreement and any and all other documents, instruments

Exhibit 10.01

and things contemplated hereby, whether or not such transactions are consummated, together with all other reasonable and documented expenses and costs incurred by Lenders chargeable to Loan Parties pursuant to the terms of the Credit Agreements or the Loan Documents which are unpaid at such time.
7.3    Further Assurances. At Loan Parties' expense, the parties hereto will execute and deliver such additional documents and take such further action as may be necessary or reasonably requested by Lenders to effectuate the provisions and purposes of this Agreement.
7.4    Successors and Assigns; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. No Person other than the parties hereto, and in the case of Section 7.6 and Section 7.7 hereof, the Released Parties (as defined below), shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights (other than the rights of the Released Parties under Section 7.6 and Section 7.7 hereof) are hereby expressly disclaimed.
7.5    Survival of Representations, Warranties and Covenants. All representations, warranties, covenants, and releases by Loan Parties made in this Agreement or any other document furnished in connection with this Agreement will survive the execution and delivery of this Agreement, the occurrence of the Forbearance Effective Date, and the Forbearance Period, and no investigation by Lenders, or any closing, will affect the representations and warranties or the right of Lenders to rely upon them.
7.6    Release.
(a) Each Loan Party hereby releases, remises, acquits and forever discharges each Lender and each Lender's employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporation, and related corporate divisions (all of the foregoing hereinafter called the "Released Parties"), from any and all action and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement, the Credit Agreements and the other Loan Documents (all of the foregoing hereinafter called the "Released Matters"). Each Loan Party acknowledges that the agreements in this section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each Loan Party represents and warrants to Lenders that it has not purported to transfer, assign or otherwise convey any right, title or interest of such Loan Party in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

Exhibit 10.01

(b) Each Loan Party understands, acknowledges, and agrees that the release set forth above may be pleaded as a full and complete defense to any Released Matter and may be used as a basis for an injunction against any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the provisions of such release.
(c) Each Loan Party agrees that no fact, event, circumstance, evidence, or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute, and unconditional nature of the release set forth above.
(d) In furtherance hereof, each Loan Party expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:
"A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party."
By entering into this Agreement, each Loan Party recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of such Loan Party hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if such Loan Party should subsequently discover that any fact that it relied upon in entering into this Agreement was untrue, or that any understanding of the facts was incorrect, such Loan Party shall not be entitled to set aside this Agreement or any release contained herein by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Each Loan Party acknowledges that it is not relying upon and has not relied upon any representation or statement made by Lenders with respect to the facts underlying this Agreement or with regard to any of such party's rights or asserted rights.
The release set forth in this Agreement may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Each Loan Party acknowledges that the release contained in this Agreement constitutes a material inducement to Lenders to enter into this Agreement and that no Lender would have done so but for such Lender's expectation that such release is valid and enforceable in all events.
7.7    Covenant Not to Sue. Each Loan Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Released Party that it will not sue (at law, in equity, in any regulatory proceeding, or otherwise) any Released Party on the basis of any Released Matter released, remised, and discharged by such Loan Party pursuant to Section 7.6 above. If any Loan Party violates the foregoing covenant, each Loan Party , for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives,

Exhibit 10.01

and other representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys' fees and costs incurred by any Released Party as a result of such violation.
7.8    Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable will not impair or invalidate the remainder of this Agreement.
7.9    Reviewed by Attorneys. Each Loan Party represents and warrants to Lenders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement; (b) has been afforded an opportunity to discuss this Agreement with, and have this Agreement reviewed by, such attorneys and other persons as such Loan Party may wish; and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress, or other coercion of any kind by any Person. The parties hereto acknowledge and agree that no inference in favor of, or against, any party will be drawn from the fact that such party has drafted any portion of this Agreement, the Credit Agreements, or any other Loan Document, as each may be amended.
7.10    Disgorgement. If any Lender is, for any reason, compelled by a court or other tribunal of competent jurisdiction to surrender or disgorge any payment, interest, or other consideration described hereunder to any person because the same is determined to be void or voidable as a preference, fraudulent conveyance, impermissible set-off or for any other reason, such indebtedness or part thereof intended to be satisfied by virtue of such payment, interest, or other consideration will be revived and continue as if such payment, interest, or other consideration had not been received by such Lender, and Loan Parties will be jointly and severally liable to, and will jointly and severally indemnify, defend, and hold such Lender harmless for, the amount of such payment or interest surrendered or disgorged. The provisions of this section will survive repayment of the Obligations and Guaranteed Obligations or any termination of any Credit Agreement or any other Loan Document.
7.11    Tolling of Statute of Limitations. Each and every statute of limitations or other applicable law, rule, or regulation governing the time by which any Lender must commence legal proceedings or otherwise take any action against Loan Parties with respect to any breach or default that exists on or prior to the expiration or termination of the Forbearance Period and arises under or in respect of the Credit Agreements or any other Loan Document shall be tolled during the Forbearance Period. Each Loan Party agrees, to the fullest extent permitted by law, not to include such period of time as a defense (whether equitable or legal) to any legal proceeding or other action by any Lender in the exercise of its rights or remedies referred to in the immediately preceding sentence.
7.12    Relationship. Each Loan Party agrees that the relationship between it, on one hand, and each Lender, on the other hand, under the Loan Documents is that of creditor and debtor and not that of partners or joint venturers. This Agreement does not constitute a partnership agreement or any other association among the parties. Each Loan Party

Exhibit 10.01

acknowledges that each Lender has acted at all times in connection with the Loan Documents only as a creditor to it within the normal and usual scope of the activities normally undertaken by a creditor and in no event has any Lender attempted to exercise any control over it or its business or affairs. Each Loan Party further acknowledges that no Lender has taken or failed to take any action under or in connection with its respective rights under its respective Credit Agreement or any of the other Loan Documents that in any way, or to any extent, has interfered with or adversely affected such Loan Party's ownership of Collateral.
7.13     No Effect on Rights under Subordination and Intercreditor Agreements. Lenders' agreements to forbear pursuant to Section 3.2 of this Agreement shall not extend to any of their respective rights or remedies under any subordination, intercreditor, or similar agreement to which such Lender is party, it being understood that the Specified Default shall at all times constitute an Event of Default for purposes of any and all such agreements notwithstanding such agreement to forbear in Section 3.2 of this Agreement, and each Lender shall at all times be permitted to enforce all rights and remedies in respect thereof (including, without limitation, blocking payments to any holders of subordinated obligations in accordance with the terms of such agreements).
7.14    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS AND GUARANTEED OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAW PROVISIONS.
7.15    WAIVER OF JURY TRIAL. EACH LOAN PARTY AND EACH LENDER HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THE LOAN DOCUMENTS, THE OBLIGATIONS, THE GUARANTEED OBLIGATIONS, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY ANY LOAN PARTY OR ANY LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN ANY LOAN PARTY AND ANY LENDER. IN NO EVENT SHALL ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
7.16    Integration; Discussions. Lenders and Loan Parties have engaged in and may seek to continue discussions and/or commence additional discussions and negotiations regarding the terms, covenants, conditions and provisions of the Obligations, the Credit Agreements, and the Loan Documents. Whether before or after the date hereof, any participation by any Lender in any discussions of proposals to amend, modify, waive, or further forbear from exercising any rights or remedies and/or any failure by Lenders to take immediate action as a result of the Specified Default or any other Events of Default or any other default shall not, nor shall be deemed to, constitute an agreement to forbear from the exercise, and/or any waiver, of Lenders' rights and remedies at any time. There has not been and shall be no agreement, commitment or other accommodation binding

Exhibit 10.01

upon the Lenders until and unless they have been reduced to a writing duly executed by the applicable Lender or by SOF II in its capacity as agent for such Lender. This Agreement constitutes the complete agreement and understanding of each of the parties hereto, and supersedes all prior or contemporaneous oral and written negotiations, agreements and understandings, express or implied, with respect to the subject matter hereof. No Lender shall be bound by any oral communications, exchanges of proposals, discussions, correspondence or any other communications that are not consistent with executed legal documents.

7.17    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts together shall but one agreement. Delivery of an executed counterpart of this Agreement by facsimile transmission or by electronic mail in PDF form shall be as effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

Loan Parties:
AMYRIS, INC., a Delaware corporation

By:/s/ John Melo
Name: John Melo
Title: Chief Executive Officer

AMYRIS FUELS, LLC, a Delaware limited liability company

By:/s/ John Melo
Name: John Melo
Title: Chief Executive Officer

AMYRIS CLEAN BEAUTY, INC., a Delaware corporation

By:/s/ John Melo
Name: John Melo
Title: Chief Executive Officer

AB TECHNOLOGIES LLC, a Delaware limited liability company

By:/s/ John Melo
Name: John Melo
Title: Chief Executive Officer

Lenders:

KOYOTE TRADING, LLC, a Delaware limited liability company

By: /s/ Richard Schottenfeld
Name: Richard Schottenfeld
Title: Manager

PHASE FIVE PARTNERS, LP, a Delaware limited partnership

By: /s/ Richard Schottenfeld
Name: Richard Schottenfeld
Title: Manager

SCHOTTENFELD OPPORTUNITIES FUND II, L.P., a Delaware limited partnership

By: /s/ Richard Schottenfeld
Name: Richard Schottenfeld
Title: Manager